Exhibit 99.1

Contact Information:	Investor Inquiries Jeff Bouchard Pixelworks, Inc. Tel: (503) 454-1750 ext. 604 E-mail: jeffb@pixelworks.com Web site: www.pixelworks.com	Media Inquiries Chris Bright Pixelworks, Inc. Tel: (503) 454-1750 ext. 594 E-mail: cbright@pixelworks.com

PIXELWORKS ANNOUNCES SALE OF ADDITIONAL $25 MILLION OF CONVERTIBLE SUBORDINATED DEBENTURES DUE 2024

Tualatin, Ore., June 4, 2004 — Pixelworks, Inc. (NASDAQ:PXLW) announced today that it closed its sale of an additional $25 million aggregate principal amount of its 1.75% Convertible Subordinated Debentures due 2024. The sale was made pursuant to the exercise of an option granted to the initial purchasers of its previously announced sale of $125 million aggregate principal amount of 1.75% Convertible Subordinated Debentures due 2024, which closed on May 18, 2004.

The debentures bear interest at a rate of 1.75% per annum, payable on May 15 and November 15 of each year, beginning November 15, 2004.  The debentures are convertible into Pixelworks common stock upon the occurrence of certain events, at an initial conversion price of approximately $24.35 per share, subject to adjustment in certain events.  Pixelworks plans to use the net proceeds for general corporate purposes, including potential future acquisitions.

The debentures and the common stock issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.  This announcement does not constitute an offer to sell these securities nor is it a solicitation of an offer to purchase these securities.

Note: This press release contains certain statements relating to Pixelworks’ offering of convertible subordinated debentures and the intended use of the proceeds from such offering that are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors, including market and other conditions.  More detailed information about these and other factors is set forth in Pixelworks, Inc.’s Annual Report on Form 10-K and in other reports which the Company from time to time files with the Securities and Exchange Commission, available publicly on the SEC’s Web site, http://www.sec.gov.

Pixelworks is a trademark of Pixelworks, Inc. All other trademarks and registration marks are the property of their respective owners.

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